Exhibit 8.1

[                    ], 20[    ]

Vector Group Ltd.,

4400 Biscayne Boulevard,

Miami, FL 33137.

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Vector Group Ltd., a Delaware corporation (“Vector”), in connection with the Distribution as described in the officer’s certificate to us from Vector, dated [                    ], 20[    ] (the “Officer’s Certificate”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Officer’s Certificate.

In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts set forth in the Officer’s Certificate and such other documents as we have deemed necessary or appropriate. In connection with this opinion, we have assumed that the Contribution and the Distribution will be consummated in the manner described in the Officer’s Certificate.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed appropriate under the circumstances. All such authorities are subject to change, and any of such changes could apply retroactively.

Based upon the foregoing, we are of the opinion that under current law,

(1) The Contribution and Distribution, taken together, will qualify as a reorganization under Section 368(a)(1)(D) of the Code;

(2) Neither Vector nor Douglas Elliman Inc., a Delaware corporation (“Spinco”), will recognize gain or loss upon the Contribution;

(3) Vector will not recognize gain or loss upon the Distribution under Section 355(c) or Section 361(c) of the Code; and

(4) Stockholders of Vector will not recognize gain or loss upon the Distribution under Section 355(a) of the Code, and no amount will be included in such stockholders’ income, except in respect of cash received in lieu of fractional shares of Spinco.

Our opinion is expressly conditioned upon the assumptions and statements of reliance set forth above. Our opinion and the above discussed consequences do not apply to the distribution of Spinco common stock with respect to Vector stock option awards and restricted stock awards. We express no other opinion as to the tax consequences (including any applicable state, local or foreign tax consequences) of the transactions referred to herein or in the Officer’s Certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 filed by Spinco and to the reference to us in the second sentence under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

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